Exhibit 10.11

FORM OF EMPLOYMENT AGREEMENT

Name:	Polar Star Management Norway AS	Org. No.:	914 386 586
Address:	Bolette Brygge 1, 0252 Oslo, Norway

(“Employer” or “Company”)

and

Name:	Morten Wettergreen	Person nummer.:
Address:	Oslo, Norway

(“Executive”)

has today entered into an employment agreement (“Agreement”), on the following terms:

1.                                           EMPLOYMENT AND SCOPE OF WORK

Morten Wettergreen is employed as the Senior Vice President of the Company.

The commencement date of employment is date of IPO Polar Star Realty Trust Inc, with a fixed term employment of four years, cf. the Norwegian Working Environment Act Section 14-10 (1). The employment shall be automatically extended for one year upon conclusion of initial term unless either party affirmatively elects not to extend the agreement no later than 6 months prior to the end of the fixed term.

The Executive reports to the Chief Executive Officer of the Company.

The Executive shall have all the obligations that normally are incumbent upon a Senior Vice President, including those that follow from the Norwegian Companies Act.  All obligations shall be attended to within the framework of Norwegian legislation and according to the object and purpose of the Company, and on basis of the guidelines and instructions laid down by the Board at any time.

The Executive shall comply with any special instructions for his post, and must be prepared to make any adjustments/changes in the work required by the circumstances. The Chief Executive Officer may change and/or add to the scope of employment of the Executive (including amending the work tasks) if such changes are considered necessary in the opinion of the Chief Executive Officer.

2.                                           SPECIAL DUTIES

The Executive is obligated to place his full working capacity at the disposal of the Employer.

The Executive must not, without the express written consent of the Employer, perform any services or work on behalf of any other businesses or third parties, or have board or committee positions, honorary posts, positions of trust or otherwise participate in or render services to such businesses or third parties.

Other than specified above and the board positions listed in the S-11 at the time of the IPO, the Executive confirms that no such circumstances exist at the commencement date.

3.                                           PLACE OF WORK AND WORKING HOURS

The principal place of work shall be the Company’s Oslo office at any time. However, the Executive agrees that the nature of the work will entail travelling and relocations for shorter periods, and he shall comply with instructions given by the Board of the Company for such relocation.

The Executive is aware that he shall perform work of leading character in accordance with provisions stipulated in the Norwegian Working Environment Act. Consequently, the provisions of the Norwegian Working Environment Act regarding working hours do not apply, cf. Section 10-12. The Executive shall work as much as required to meet his obligations in a satisfactory manner.

4.                                           SALARY, BONUS AND EXPENSES

The Executive’s annual salary shall be the NOK equivalent of $250,000(1) paid by 1/12 each month to the Executive’s bank account in accordance with the normal routines of the Employer, with the exception of June when earned holiday pay is to be paid instead. In the event of overpayment, this may be rectified in subsequent payments. The annual salary shall be reviewed once a year at the Employer’s sole and absolute discretion, first time in 2015 and may be increased in the discretion of the Board or the compensation committee of the Board.

Expenses the Executive incurs in relation to his work shall be covered by the Company in accordance with the at any time prevailing policy.

The Employee shall participate in the at any time prevailing bonus scheme, if any.

Any restricted stock, options and other Long-Term Incentive Plan awards is regulated in a separate agreement as determined by the Compensation Committee of Polar Star Realty Trust Inc.

5.                                          BENEFITS, INSURANCE AND PENSION

The Executive shall participate in the at any time prevailing benefits at the date of commencing employment and shall participate in the at any time prevailing insurance and pension schemes. Currently, the Company offers Accident Insurance, Life Insurance (death) and a defined contribution pension scheme with a contribution from the Company of 7% of salary between 0G and 7.1G, and 18.1% of salary between 7.1G and 12G. “G” is the Basic Amount in the National Insurance Scheme, currently NOK 88,370.

(1)  Fixed at the Bloomberg exchange rate at the close of business day on date IPO of Polar Star Realty Trust Inc. is completed

6.                                           HOLIDAY

The Executive is entitled to holiday and holiday allowance in accordance with the Norwegian Holidays Act, with the exception that the Executive is entitled to 5 weeks annual holiday and a holiday allowance of 12%. In addition, the Executive is entitled to two additional days paid leave. The holiday shall be taken in accordance with the Norwegian Holidays Act and with due regard to current duties.

7.                                           DATA PROTECTON

The Executive acknowledges and agrees that the Company is permitted to hold personal information about him as part of its personnel and other business records, and may use such information in the course of the Company’s or any group company’s business.

Any disclosure of such information to third parties will be conducted in line with applicable laws and regulations.

8.                                           CONFIDENTIALITY AND HANDLING OF DOCUMENTS

The Executive is obligated, both during his period of employment and after termination of his employment, whether terminated lawfully or not, without limitation in time, to observe strict and complete confidentiality in relation to third parties regarding any and all information of a competitive, confidential and/or sensitive nature, as well as others’ personal data or information, relating to the Company or any group company that might have come to the Executive’s attention (either directly or indirectly). The Executive must maintain such strict and complete confidentiality until the information has become publicly or universally known through other means than the Executive’s breach of confidentiality.

The duty of confidentiality implies, inter alia, that the Executive must not exchange confidential information to other persons than managers, directors, executives or advisors of the Company or any group company who in their work has an objective and justifiable need for the information.

The above-identified provision shall not preclude that the Executive, having left the Company, may make use of general knowledge and experience of a technical or business-related nature acquired by him during his employment.

9.                                           INTELLECTUAL PROPERTY RIGHTS

Any intellectual or proprietary right, including but not limited to any and all intellectual work or achievement, other proprietary material, catalogues, databases, design, software, know-how and improvements which the Executive solely or in cooperation with others has contributed to obtain, make, develop, invent or provide, or similar, during the time of employment and that may be related to and/or possibly be used in the Company’s operations, shall fully, automatically and free of charge be transferred to the Company.

The Executive shall give any and all necessary and reasonable assistance to the Company to the extent necessary to ensure complete and unlimited ownership for the Company to rights as described above, and also assist the Company if this is necessary to protect or defend any right as described above. This applies also after termination of employment.

10.                                    NOTICE, TERMINATION AND SEVERANCE PAY

Both parties are mutually entitled to terminate the employment upon six months’ written notice, calculated from and including the first day of the month following that in which notice took place. The Board may in addition require that the Executive resigns with immediate effect, or require this at any other time during the notice period.  In connection with the payment of the any severance amounts, the Executive will be required to enter into non-compete agreements for a period of 12 months.

If the employment is terminated due to reasons as listed below, the Executive is entitled to severance pay in addition to the accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination, which shall correspond to:

a.              Two times the Executive’s annual base salary at the time of termination.

b.              Accelerated vesting of restricted stock, options and other Long-Term Incentive Plan awards

c.               Medical and other benefits for the Executive and his eligible family members for a period of two years following the Executive’s termination of employment at the same level as in effect immediately preceding such termination.

During the first 12 months’ of the severance pay period, the Executive is entitled to insurance coverage and other benefits as listed in this Agreement Clause 5.  However, the pension accrual will lapse upon the end of the notice period. The payments and benefits are taxable income and the Employer will deduct tax.  The severance pay is not entitled to accrual of holiday allowance.

The severance pay is paid monthly in accordance with the rules in Clause 4.  However the Company may elect at any time to pay the severance, in part or in full, as a lump sum payment.  In the event of overpayment this may be rectified in subsequent payments.

The Executive waives his rights according to Chapter 15 in the Norwegian Working Environment Act. cf. Section 15-16 (2).

The Executive is entitled to severance pay if:

(i)                                          The Executive’s employment is terminated by the Company without the Executive being guilty of gross breach of duty or any other material breach of his employment agreement (“Good Cause”).

Good Cause shall include, inter alia, wilful and/or gross misconduct by the Executive in the connection with the performance of his duties, conviction of, or plea of guilty or nolo contendere to a felony that goes to dishonesty or fraud, or any material breach of the contract by the Executive, cf. Section 15-14 in the Norwegian Working Environment Act.

(ii)                                       The Executive gives notice of termination with a good reason (“Good Reason”).

Good Reason shall include, inter alia, material diminution of roles and responsibilities, material reduction in base salary, relocation of the Executive’s principal office, or any other material breach of the contract by the Company or any other material agreement with the Executive by the Company..

If termination occurs as a result of Good Cause, the Executive will only be entitled to accrued salary and benefits at the time of termination. If termination occurs as a result of the Executive’s voluntary resignation without Good Reason, the Executive will only be entitled to salary and benefits during his notice period and any unvested stock grants or options would be terminated unless the Executive and the Company otherwise agree.

11.                                    COMPANY PROPERTY

The Employer’s property, including but not limited to any intellectual property rights, accounts, records, papers, identification papers, equipment, laptop computer, mobile telephone, keys, access and credit cards, etc., shall be transferred to the Employer upon resignation. This applies to all documents and computer data and other electronically stored information, both originals and copies.  Objects that the Executive may keep during a severance pay period cf. this Agreement Clause 10, such as mobile phone, shall be transferred upon the end of such period.

12.                                    NON-COMPETE AND NON-SOLICITATION

During the first 12 months after end of notice period, or in case of Good Cause after the time of resignation (the “Non-compete period”), the Executive is not entitled to be employed by or directly or indirectly offer services to businesses that directly or indirectly compete with the Employer, or to start up, lead, have an ownership interest in, operate, manage, run or otherwise in any way participate in businesses that directly or indirectly compete with the Employer. This does not apply if the Executive has been dismissed with notice due to circumstances relating to the undertaking/employer (downsizing).

The parties agree that the severance pay, according to Clause 10, is to be considered as sufficient compensation for the Non-compete period.

In the event that the Executive is not entitled to any severance pay, the Non-compete period is 12 months.

For a period of 24 months after the end of the notice period (or in case of Good Cause after the time of resignation), the Executive is not entitled to directly or indirectly influence anyone who at that time, or who during the last 24 months, was the Employer’s customer and/or supplier, to limit or terminate their customer/supplier relationship with the Employer. The Executive is likewise, for the same time period, not entitled directly or indirectly to influence any of the Employer’s employees, hired employees, independent contractors, consultants or similar to leave the Employer, or to hire or in any way employ, engage and/or make use of the services of any such employees, hired employees, independent contractors, consultants or similar.

In the event that new legislation is passed in Norway, making this clause void in part or in full, the parties shall re-negotiate the clause so as to reflect the principles and terms therein.

If the Executive violates any of the provisions above, the Employer may claim that the Executive stops this violation immediately, and that the Executive pays a penalty equivalent to six months’ salary to the Employer for each violation. A continuous violation of the non-compete is considered as a new violation after 1 month. The Employer may also claim a compensation for his financial loss, if this loss is higher than the penalty. Furthermore, any severance pay that has not yet been paid at the time the Company claims breach of this clause may be retained by the Company.

13.                                    JURISDICTION/CHOICE OF LAW

The employment relationship is regulated by Norwegian law, and the present Agreement shall be interpreted, governed, enforced and litigated in accordance with the laws of Norway.

The parties agree that any disputes in connection with termination of employment that the parties cannot settle amicably, shall be settled by arbitration, cf. the Norwegian Working Environment Act Section 15-16 (1). The parties agree that upon arbitration, the parties shall enter into an agreement whereto the proceedings and the court of arbitration’s decision is subject to confidentiality, cf. the Arbitration Act Section 5. The appointment of arbitrators and the proceedings before the arbitration court shall be in accordance with the Arbitration Act.

14.                                    SIGNATURE

This Agreement is executed in two copies, one for each party.

– – –

	Company:		Executive:

Signature:		Signature:
Name:	[Name]	Name:	Morten Wettergreen
Date:	[Date]	Date:	[Date]